Exhibit 100
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January 21, 1998                                         Contact: Bill Schreiber
                                                                  (916) 443-3354



IMMEDIATE RELEASE
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                   L.A. Gear Inc. Files Plan of Reorganization
                            And Disclosure Statement


         Santa Monica, CA - L.A. Gear, Inc., as previously announced, filed its Plan of Reorganization and related Disclosure Statement with the United States Bankruptcy Court, Central District of California.

         The plan and  disclosure  statement  specifically  define the financial
restructuring  that  the  company   negotiated  with  an  unofficial   committee
representing holders of L.A. Gear's 7.75% Convertible Subordinate Debentures.

         The classes of claims and interests established by the plan and the distributions contemplated to be made to those classes are as follows:

Class A-1.  Allowed secured claim of Congress  Financial  (Western).  Unimpaired treatment.
Class A-2. All other allowed secured claims. Unimpaired treatment.
Class B-1. Priority unsecured claims. Unimpaired treatment.
Class B-2. Allowed unsecured claims for senior debt. Unimpaired treatment.
Class B-3. All other allowed unsecured  claims,  including claims based on 7.75%
     Convertible  Subordinated Debenture.  Treatment options as follows:
     (Option A) 20 cents  multiplied  by  allowed  amount of claim.
     (Option B) 45.3015 shares of New Series A Preferred Stock for each $1,000 allowed claim.

Class C-1. Existing preferred stock. Treatment as follows: less than 5 percent of the issued and outstanding shares of New Series A Preferred Stock and 100 percent of the shares of New Common Stock.
Class C-2. Existing common stock. No distribution.
Class D-1. Securities litigation claims. No distribution.

         In the event that a holder of an Allowed Class B-3 claim does not elect treatment under either Option B-3-A or Option B-3-B, such holder's Allowed Class B-3 Claim shall receive the treatment specified in Option B-3-A. If the aggregate amount of Debentures evidencing allowed Class B-3 Claims as to which the holders thereof elect treatment under this Option B-3-A exceed $8,750,000, or under certain circumstances a lesser amount, then Small Holders will receive cash in an amount equal to 20 cents multiplied by the allowed amount of such Small Holder's Allowed Class B-3 Claim, and all other Allowed Class B-3 Claims electing treatment under this Option B-3-A shall receive (a) cash in an amount equal to such holder's pro rata share (calculated with respect to the holders of Allowed Class B-3 Claims electing treatment under this Option B-3-A) of Available Cash; and (b) a number of shares of New Series A Preferred Stock equal to the product of (x), the difference between (i) the Allowed Amount of the particular holder's Allowed Class B-3 Claim minus (ii) 5.000 multiplied by the amount of cash distributed to such holder in accordance with the preceding clause (a); multiplied by (y) 0.0453015.

         The New Series A Preferred Stock to be issued pursuant to the Plan shall have a dividend and liquidation preference of $10 per share. After $10 in dividends have been paid on each share of New Series A Preferred Stock, the shares of New Series A Preferred Stock will be automatically converted into a like number of shares of New Common Stock. It is estimated that up to 2,840,000 shares of New Series A Preferred Stock could be issued pursuant to the plan.

         Copies of the Plan and Disclosure Statement can be purchased for the cost of copying from Litigation Graphic Technology, 911 Wilshire Blvd., Suite 2095, Los Angeles, CA 90017. Telephone is (213) 624-7595 and fax number is (213) 624-8647.

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